Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion and incorporation by reference in the Registration Statement on Form S-3/A of our report dated October 24, 2003, except for Footnote 16, as to which the date is December 3, 2003, relating to the financial statements and financial statement schedule of MapInfo Corporation, which appears in such Registration Statement and in MapInfo Corporation’s Annual Report on Form 10-K for the year ended September 30, 2003. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Albany, New York

March 15, 2004